The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 5.1

New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

[•], 2020

PF2 SpinCo, Inc.

6555 State Hwy 161

Irving, TX 75039

Ladies and Gentlemen:

PF2 SpinCo, Inc., a Delaware corporation (the “Company”) and wholly-owned subsidiary of McKesson Corporation, a Delaware corporation (“McKesson”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 and Form S-1 (the “Registration Statement”) and the related prospectus—offer to exchange (the “Prospectus—Offer to Exchange”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 175,995,192 outstanding shares of the Company’s common stock, par value $0.001 per share (the “SpinCo Shares”), all of which are held by McKesson and are to be distributed to eligible stockholders of McKesson pursuant to the exchange offer and, if necessary, the pro rata spin-off, each as described in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, the SpinCo Shares outstanding on the date hereof are validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

[•], 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus—Offer to Exchange. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

[•]